Document Number

20180281448-38

Filing Date and Time

06/22/2018 2:46 PM

Entity Number

E0305332018-1

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

1. Name of Corporation:	Food Society, Inc.

2. Registered Agent for Service of Process:	☒ Commercial Registrant: Vcorp Services, LLC

3. Authorized Stock:	Number of shares with par value: 100,000,000
Par value per share: $0.0001

4. Name and Address of the Board of Directors/Trustees:	Dennis Luan Thuc Nguyen 30 Gondoliers Bluff Newport Beach, CA 92657

5. Purpose:	The purpose of the corporation shall be: To engage in any lawful activity.	6. Benefit Corporation: ☐ Yes

7. Name, Address arid Signature of Incorporator:	I declare, for the beat of my knowledge under penalty of perjury, that the information contained herein Is correct and acknowledge that pursuant to NRS 239.330, it is a category C felony to knowingly offer any false or forged Instrument for filing In the Office of the Secretary of State.

	Peter DiChiara	X /s/ Peter DiChiara
	55 West 39th St., 18th Fl.	New York, NY 10018

8. Certificate of Acceptance of Appointment of Registered Agent:	I hereby accept appointment as Registered Agent for the above named Entity.

	X	06/20/2018

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CORPORATE CHARTER

I, Barbara K. Cegavske, the duly elected and qualified Nevada Secretary of State, do hereby certify that FOOD SOCIETY, INC., did on June 22, 2018, file in this office the original Articles of Incorporation; that said Articles of Incorporation is now on file and of record in the office of the Secretary of State of the State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on June 25, 2018.

 /s/ Barbara K. Cegavske

Barabara K. Cegavske

Secretary of State

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